Exhibit 99.3

                              MANAGEMENT ASSERTION

         For the period of January 1, 2004 to December 31, 2004, the servicing of consumer finance receivables owned by BMW Vehicle Owner Trust 2003-A has been conducted by BMW Financial Services NA, LLC, in its capacity as servicer, in compliance with the servicing standards in all material respects, set forth in Articles IV and V of the Sale and Servicing Agreement dated April 1, 2003.

         By:      BMW Financial Services NA, LLC

         By:      /s/ Joe Dynia
                  -------------------------------
                  Joe Dynia

         Title:   CFO